AMENDMENT TO OPTION PURCHASE AGREEMENT

This Amending Agreement is made and entered into as of the 30th day of April, 2007, between Barron Partners LP, a Delaware limited partnership, (“Selling Shareholder” or the “Seller”) residing in New York, NY, and Vision Unlimited Equipment Inc. with its offices at 144 Front Street West, Suite 700, Toronto, Ontario Canada (“Buyer”).

PREAMBLE

            WHEREAS Buyer and Seller have entered into the Option Purchase Agreement dated March 30, 2007 (hereafter the “Agreement”) for the option to purchase from the Seller certain preferred and common shares and warrants of Wireless Age Communications Inc. (hereafter “WLSA”), including all rights associated with Preferred Stock (hereafter referred to as “Option Shares”) owned by Seller; and

WHEREAS Buyer and Seller have agreed to amend the Agreement to exclude the purchase of WLSA’s Common Stock from the Seller; and

WHEREAS Buyer has exercised the Option to purchase all of the outstanding Preferred Stock and all rights associated with Preferred Stock owned by Seller and wired the required Option Shares Payment to the Escrow Agent as set out in the Option Purchase Agreement dated March 30, 2007 as amended;

NOW THEREFORE, Buyer and Seller agree to confirm the amendment to the Option Purchase Agreement and the Option Shares as follows:

1)  The purchase price shall be amended to reflect the exclusion of the WLSA’s Common Stock and the Option Shares Payment referred to in the Agreement shall be Four Hundred and Fifty Thousand Dollars ($450,000).  The Seller herewith acknowledges the receipt of said Option Shares Payment.

2)  The Option Shares shall be defined hereafter as follows:

i)	All (4,192,900) outstanding Series A Preferred Shares of WLSA owned by Seller;

ii)	5,000,000 Common Stock Purchase “A” Warrants exercisable at the price of twelve and one-half cents ($.125) per share owned by Seller;

iii)	500,000,000 Common Stock Purchase “B” Warrants exercisable at the price of twenty- five cents ($.25) per share owned by Seller;

iv)	All rights (excepting registration rights) associated with Preferred Shares above mentioned.

b)
Buyer herewith directs Seller to transfer the Option Shares in the name of NEWLOOK INDUSTRIES CORP. and Seller shall promptly authorize the Company to issue new stock certificate(s) and warrant agreements and cause to deliver them to Buyer’s designate as the Purchaser forthwith.

All other terms of the Option Purchase Agreement shall remain in full force and effect.

2. Purchaser severally represents and warrants to Seller and the Company as follows:
a. Purchaser has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b. This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

c.   The Purchaser is buying the Warrants and Preferred Shares solely for its own account, for investment and not with a view to resale in connection with a distribution thereof.
      The Purchaser acknowledges that the Warrants and the shares underlying the Warrants (the “Shares”) Warrants as well as the Preferred Shares have not been registered under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Act”), or any applicable state securities law and may not be transferred or sold except pursuant to an effective registration statement under the Act or exemption therefrom and that upon exercise of the Warrants and conversion of the
      Preferred the certificates evidencing the Shares will bear a restrictive legend to that effect.  Purchaser acknowledges that upon exercise of the Warrants and conversion of the Preferred purchased hereunder it may be required to hold all Shares underlying the Warrants and resulting from the Preferred conversion for at least one year from the date of exercise/conversion and that it may be required to comply with the volume limitation and other provisions of Rule 144 promulgated under the Act with respect to any sale of the Shares.

d. Purchaser agrees to hold harmless Seller from any losses Purchase may sustain from buying the Warrants and the Preferred Shares.

d.   The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order,  judgment or decree applicable to  Purchaser or any agreement to which Purchaser is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of  Purchaser is bound or affected.

e.   The Purchaser is a either a 1) corporation, partnership or limited liability company that is a Qualified Institutional Buyer (QIB), acting for its own account or for the account of other QIBs, that in the aggregate owns and invests on a discretionary basis at least $100 Million in securities of issuers that are not its affiliates or 2) an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933.

f.   Seller shall hold Purchaser harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Purchaser shall hold Seller harmless for any commission and/or fees agreed to be paid by Purchaser to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

g.   The Purchaser has a net worth and income such that the loss of his, her or its entire investment in the Warrants and Preferred Shares will not adversely affect the
      Purchaser’s financial condition, business or lifestyle.

h.   The Purchaser has such knowledge, business and investment experience that Purchaser is fully capable of understanding the merits and risks associated with an investment in the Warrants and Preferred Shares.

i.    The Purchaser has reviewed the information concerning the Company presented in its periodic reports and statements filed with the U.S. Securities and Exchange
      Commission and on its website as well as its recent press releases. The Purchaser has been allowed an opportunity to ask questions of the Seller regarding the Company and the Company’s business, properties, management, financial condition and prospects and receive answers thereto, and to verify and clarify the information relating to the Company; and accordingly it is familiar with the business, properties, management, financial condition and prospects of the Company.  The Purchaser understands that
      Seller is not responsible for Company information included in the Company’s registration statement, preliminary prospectus, periodic reports, website or press releases.
      Purchaser is relying solely on published or other written information in making its decision to purchase the Warrants.  Furthermore, the Purchaser agrees and acknowledges that while the factual information provided to the Purchaser by Seller regarding the Company is currently believed by the Seller to be accurate in all material respects, the
      Seller cannot and does not provide any guarantee, assurance, representation or warranty that such information is in fact accurate, as the only sources of such information are publicly available information, the Company and its representatives, over which the Seller has no control or knowledge.

PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.

3. Seller represents and warrants to the Purchaser as follows:
a. Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.   Seller is the beneficial and record owner of the Warrants and the Preferred Shares and has good and marketable (except for applicable securities law restrictions) title to Warrants and Preferred Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

4. Each of Purchaser and Seller agree as follows:
a. To do all things reasonably necessary or convenient before or after the closing, and without further consideration, to consummate the transactions contemplated herein.

5.   The Purchaser agrees to indemnify, defend and hold harmless Seller  against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by such Purchaser of any of the representations, warranties, covenants or agreements of such Purchaser contained in this
       Agreement.

6.   Seller agrees to indemnify, defend and hold harmless the Purchaser against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

7. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York.
8. The representations and warranties contained herein shall survive the closing date for a period of one year.

9.   All notices to be given under this Agreement shall be sent by certified mail, return receipt requested, postage prepaid or by personal delivery (by commercial courier or otherwise) in either case to the address of the party appearing on the signature pages to this Agreement, or by telecopy.  Notices sent by mail shall be deemed delivered on the second business day following deposit in the U.S. mail.  Notice personally delivered or by telecopy shall be deemed delivered upon the business day of receipt at the office of the addressee.

10. This Letter Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Letter Agreement.

                                                                                IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amending Agreement to be effective as of the date first written above.

VISION UNLIMITED EQUIPMENT INC.                                                                                     NEWLOOK INDUSTRIES CORP.

___________________________                                                                                               ___________________________
Name: Jason Moretto                                                                                                                        Name: Jason Moretto
Title: President                                                                                                                                   Title:   CFO

May 17,2007                                                                                                                                        May 17, 2007

BARRON PARTNERS LP

___________________________
Name: Andrew B. Worden
Title:   General Partner of Barron Partners LP

___________________________
Date